EXHIBIT 15.

Southwestern Public Service Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Southwestern Public Service Company and subsidiaries for the periods ended May 31, 1996 and 1995, as indicated in our report dated July 12, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 31, 1996, is incorporated by reference in Amendment No. 1 to Registration Statement No. 33-53171 on Form S-3, Registration Statement Nos. 333-05199 and 333-05289 on Form S-3, Registration Statement No. 33-64951 on Form S-4, and Registration Statement Nos. 33-27452 and 33-57869 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP

July 12, 1996
Dallas, Texas